EXHIBIT 99


                JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES RESULTS

Francis J. Evanitsky, President and CEO of The Juniata Valley Bank recently announced the operating results for the quarter ending March 31, 2004. Earnings for the first quarter of 2004 were reported at $1,355,000 compared to $1,338,000 for the same quarter of 2003. On a per share basis, earnings increased from $.58 for the first quarter of 2003 to $.59 for the first quarter of 2004. While total assets and total deposits have been relatively stable from December 31, 2003, total net loans outstanding have reached a record level of $257,646,000, an increase of 3.1% since December 31, 2003.

Evanitsky stated "Given the ongoing challenge of the uncertain economic climate, we are pleased to be able to report this very nice increase in total net loans outstanding."

The Juniata Valley Bank was chartered in 1867 and has twelve banking offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding the Juniata Valley Bank can be found online at www.jvbonline.com.